Exhibit 99.1

Contact:	For news media – Dan McCarthy, 610-774-5758 For financial analysts – Joseph P. Bergstein, 610-774-5609

PPL agrees to sell Long Island generation business to J-POWER USA

ALLENTOWN, Pa. (May 29, 2009) — PPL Corporation (NYSE: PPL) announced on Friday (5/29) that its generation subsidiary has signed a definitive agreement to sell its Long Island generation business to J-POWER USA Development Co., Ltd. for approximately $135 million plus working capital, subject to the receipt of various state and federal regulatory approvals and consents.

The business consists of PPL Edgewood Energy, LLC and PPL Shoreham Energy, LLC, which own, respectively, the Edgewood generating facility, a 79.9-megawatt natural gas-fired electric generation facility in Brentwood, N.Y.; and the Shoreham generating facility, a 79.9-megawatt oil-fired electric generation facility in Brookhaven, N.Y. The output of both facilities is fully contracted to the Long Island Power Authority.

“These have been good assets for us but are not core to our concentrated generation positions in the PJM Interconnection and in the Northwest,” said William H. Spence, PPL’s executive vice president and chief operating officer.

The sale is expected to close later this year, following receipt of necessary consents and regulatory approvals. Spence said the sale is expected to result in a special after-tax charge in the range of $0.09 to $0.12 per share in the second quarter of 2009 but is expected to enhance PPL’s cash flow position and to be modestly accretive to the company’s earnings following the close of the transaction. PPL is not changing its current 2009 forecast of earnings from ongoing operations as a result of the sale.

RBS Securities, Inc. acted as exclusive financial advisor to PPL in connection with the sale.

PPL Corporation, headquartered in Allentown, Pa., controls or owns more than 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 4 million customers in Pennsylvania and the United Kingdom. More information is available at www.pplweb.com.

J-POWER USA Development Co., Ltd. is a wholly owned subsidiary of J-POWER North America Holdings Co., Ltd. which is a wholly owned subsidiary of Electric Power Development Co., Ltd. (“J-POWER”) with headquarters located in Tokyo, Japan. J-POWER USA has a long-term strategy to acquire, develop, finance and operate power generation facilities in North America and has assembled a team of power professionals headquartered in the greater Chicago area with a proven track record of completed acquisitions and business success in the IPP sector.

J-POWER stock is listed on the Tokyo Stock Exchange. In the fiscal year ending March 2009, J-POWER had revenues of U.S. $7.2 billion and assets of approximately U.S. $20.4 billion. With approximately 20,000 megawatts of net ownership, J-POWER is one of the world’s largest independent generators of electricity, owning 67 power plants in Japan with total generation of approximately 17,000 megawatts of installed capacity, and 21 international IPP investments totaling approximately 3,000 megawatts of net installed capacity.

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Certain statements contained in this news release, including statements with respect to future earnings, cash flow and business disposition, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; competition; accounting requirements; operating performance and costs of plants and other facilities; political, regulatory or economic developments and conditions; disposition proceeds; and regulatory approvals. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

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